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                                                                   EXHIBIT 11.1

                        QUANTUM EPITAXIAL DESIGNS, INC.
                     PRO FORMA AND SUPPLEMENTAL PRO FORMA
                  NET INCOME (LOSS) PER SHARE CALCULATIONS(1)




                                                                                  Year Ended        Nine Months Ended
                                                                               December 31, 1996    September 30, 1997
                                                                              -------------------  -------------------
Pro forma net loss per share
Pro forma net loss per statement of operations   ...........................      $  (61,676)         $  (446,381)
Reduction of interest expense, net of tax  .................................              --               71,000
                                                                                  ----------          -----------
Pro forma net loss .........................................................      $  (61,676)         $  (375,381)
                                                                                  ----------          -----------
Weighted average shares outstanding  .......................................       1,585,350            1,585,350
Dilutive effect of outstanding stock options  ..............................         117,300              117,300
Dilutive effect of convertible notes payable  ..............................         269,905              269,905
                                                                                  ----------          -----------
Shares used in computing pro forma net loss per share  .....................       1,972,555            1,972,555
                                                                                  ----------          -----------
Pro forma net loss per share   .............................................      $    (0.03)         $     (0.19)
                                                                                  ==========          ============
Supplemental pro forma net income (loss) per share
Pro forma net income (loss) per statement of operations ....................      $  (61,676)         $  (446,381)
Reduction in interest expense, net of tax  .................................         128,000              216,000
                                                                                  ----------          ------------
Supplemental pro forma net income (loss)   .................................      $   66,324          $  (230,381)
                                                                                  ----------          ------------
Shares used in computing pro forma net income (loss) per share  ............       1,972,555            1,972,555
Assumed repayment of bank debt    ..........................................         439,780              561,284
Dilutive effect of outstanding stock options  ..............................         174,522                   --
Dilutive effect of convertible notes payable  ..............................       1,432,450                   --
Dilutive effect of common stock warrants   .................................         131,204                   --
                                                                                  ----------          ------------
Shares used in computing supplemental pro forma net income (loss) per share        4,150,511            2,533,839
                                                                                  ----------          ------------
Supplemental pro forma net income (loss) per share  ........................      $     0.02          $     (0.09)
                                                                                  ==========          ============


(1) See Note 3 of Notes to Financial Statements for additional information regarding the above calculations.